Exhibit 10.1

ADVISORY BOARD AGREEMENT

THIS ADVISORY BOARD AGREEMENT is made effective as of [__________ __], 202_, by and between American Clean Resources Group, Inc. (the “Company”) and [__________] (the “Advisor”).

RECITALS

A. Company desires to obtain the services of Advisor to serve on the Company’s Board of Advisors (the “AB”) specifically named on the signature page hereto, and the Advisor desires to serve on the AB, upon the following terms and conditions.

B. Company has spent significant time, effort, and money to develop certain Proprietary Information (as defined below), which Company considers vital to its business and goodwill.

C. The Proprietary Information may necessarily be communicated to or received by Advisor in the course of serving on the AB for the Company, and Company desires to obtain the services of Advisor, only if, in doing so, it can protect its Proprietary Information and goodwill.

D. Company does not, however, desire to receive from Advisor, or for Advisor to either induce the use of or use in connection with the performance of the Services (defined below), any information which is confidential to or ownership of which resides in a third party, whether acquired either prior to or subsequent to Advisor’s retention hereunder.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Advisory Board Member. Company hereby retains Advisor to serve on its Advisory Board. The term of this Agreement (the “Term”) shall be the period commencing on the Effective Date for a one-year term, which may be renewed by the Board of Directors of the Company or terminating upon three (3) days prior written notice delivered by either party to the other for any reason. Upon any termination of the Services as provided in the preceding sentence, this Agreement shall terminate except that the provisions set forth in Sections 2.b, 4 and 6 of this Agreement shall survive such termination.

2. Position, Duties, Responsibilities.

a.	Duties. Advisor shall perform those services (“Services”) as reasonably requested by the Company from time to time, including but not limited to the Services described in the Advisory Board Charter and on Exhibit A attached hereto. Advisor shall devote Advisor’s commercially reasonable efforts and attention to the performance of the Services of the Company on a timely basis. Advisor shall also be available to answer questions, provide advice and provide Services to the Company upon reasonable request and notice from the Company.

b.	Independent Contractor; No Conflict. It is understood and agreed, and it is the intention of the parties hereto, that Advisor is an independent contractor, and not the employee, agent, joint venturer, or partner of Company for any purposes whatsoever. Advisor is skilled in providing the Services. To the extent necessary, Advisor shall be solely responsible for any and all taxes related to the receipt of any compensation under this Agreement. Advisor hereby represents, warrants and covenants that Advisor has the right, power and authority to enter into this Agreement and that neither the execution nor delivery of this Agreement, nor the performance of the Services by Advisor will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which Advisor is now or hereinafter becomes obligated.

3. Compensation, Benefits, Expenses.

a.	Compensation. As full and complete consideration of the Services to be rendered hereunder, the Company shall pay Advisor the Compensation described on Exhibit A attached hereto.

b.	Reimbursement of Expenses. Company shall promptly reimburse Advisor for any reasonable costs and expenses incurred by Advisor in connection with any Services specifically requested by Company and actually performed by Advisor pursuant to the terms of this Agreement. Each such expenditure or cost shall be reimbursed only if: (i) with respect to costs in excess of $100, individually, Advisor receives prior approval from the Company’s Board of Directors or other executive for such expenditure or cost, and (ii) with respect to costs in less than $100, individually, provided Advisor furnishes to Company adequate records and other documents reasonably acceptable to Company evidencing such expenditure or cost.

4. Proprietary Information; Work Product; Non-Disclosure.

a.	Defined. Company has conceived, developed and owns, and continues to conceive and develop, certain property rights and information, including but not limited to its business plans and objectives, client and customer information, financial projections, marketing plans, marketing materials, logos, and designs, and technical data, inventions, processes, know-how, algorithms, formulae, franchises, databases, proprietary mining and processing information and reports, proprietary solar power and other renewable energy development information, plans and reports, architectures and structures, layouts, development tools and instructions, templates and other trade secrets, intangible assets and industrial or proprietary property rights which may or may not be related directly or indirectly to Company’s business and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of Company (all of which are hereinafter referred to as the “Proprietary Information”). Although certain information may be generally known in the relevant industry, the fact that Company uses it may not be so known. In such instances, the knowledge the Company uses the information would comprise Proprietary Information. Furthermore, the fact that various fragments of information or data may be generally known in the relevant industry does not mean that the manner in which Company combines them, and the results obtained thereby are known. In such instance, that would also comprise Proprietary Information.

b.	General Restrictions on Use. Advisor agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company’s premises any Proprietary Information (or remove from the premises any other property of Company), except (i) during the consulting relationship to the extent authorized and necessary to carry out Advisor’s responsibilities under this Agreement, and (ii) after termination of the consulting relationship, only as specifically authorized in writing by Company. Notwithstanding the foregoing, such restrictions shall not apply to (x) information which Advisor can show was rightfully in Advisor’s possession at the time of disclosure by Company; (y) information which Advisor can show was received from a third party who lawfully developed the information independently of Company or obtained such information from Company under conditions which did not require that it be held in confidence; or (z) information which, at the time of disclosure, is generally available to the public.

c.	Ownership of Work Product. All Work Product shall be considered work(s) made by Advisor for hire for Company and shall belong exclusively to Company and its designees, if by operation of law, any of the Work Product, including all related intellectual property rights, is not owned in its entirety by Company automatically upon creation thereof, then Advisor agrees to assign, and hereby assigns to Company and its designees the ownership of such Work Product, including all related intellectual property rights. “Work Product” shall mean any writings (including excel, power point, emails, etc.), documentation, data compilations, reports and any other media, materials, or other objects produced as a result of Advisor’s work or delivered by Advisor in the course of performing that work.

d.	Incidents and Further Assurances. Company may obtain and hold in its own name copyrights, registrations, and other protection that may be available in the Advisor. Advisor agrees to provide any assistance required to perfect such protection. Advisor agrees to take such further actions and execute and deliver such further agreements and other instruments as Company may reasonably request to give effect to this Section 4.

e.	Return of Proprietary Information. Upon termination of this Agreement, Advisor shall upon request by the Company promptly deliver to Company at Company’s sole cost and expense, all drawings, blueprints, manuals, specification documents, documentation, source or object codes, tape discs and any other storage media, letters, notes, notebooks, reports, flowcharts, and all other materials in its possession or under its control relating to the Proprietary Information and/or Services, as well as all other property belonging to Company which is then in Advisor’s possession or under its control. Notwithstanding the foregoing, Advisor shall retain ownership of all works owned by Advisor prior to commencing work for Company hereunder, subject to Company’s nonexclusive, perpetual, paid up right and license to use such works in connection with its use of the Services and any Work Product.

f.	Remedies/Additional Confidentiality Agreements. Nothing in this Section 4 is intended to limit any remedy of Company under applicable state or federal law. At the request of Company, Advisor shall also execute Company’s standard “Confidentiality Agreement” or similarly named agreement as such agreement is currently applied to and entered into by Company’s most recent employees.

5. Non-Compete. During the Term, Advisor shall provide the Company with prior written notice if Advisor intends to provide any services, as an employee, consultant, advisor or otherwise, to any person, company or entity that competes directly with the Company, which written notice shall include the name of the competitor. During the period that is six (6) months after the termination of this Agreement, Advisor shall provide the Company with written notice any time that Advisor provides any services, as an employee, consultant, advisor or otherwise, to any person, company or entity that competes directly with the Company.

6. Miscellaneous.

a.	Notices. All notices required under this Agreement shall be deemed to have been given or made for all purposes upon receipt of such written notice or communication. Notices to each party shall be sent to the address set forth below the party’s signature on the signature page of this Agreement. Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such change in the manner provided above

b.	Entire Agreement. This Agreement and any documents attached hereto as Exhibits constitute the entire agreement and understanding between the parties with respect to the subject matter herein and therein and supersede and replace any and all prior agreements and understandings, whether oral or written with respect to such matters. The provisions of this Agreement may be waived, altered, amended or replaced in whole or in part only upon the written consent of both parties to this Agreement.

c.	Severability, Enforcement. If, for any reason, any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions herein shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

d.	Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York. Venue for any and all disputes arising out of this Agreement shall be in the City of New York State of New York.

e.	Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 4, the damage or imminent damage to the value and the goodwill of Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that Company shall be entitled to injunctive relief against Advisor in the event of any breach or threatened breach of any such provisions by Advisor, in addition to any other relief (including damages) available to Company under this Agreement or under applicable state or federal law.

f.	Publicity. The Company shall, with prior written approval by Advisor, have the right to use the name, biography and picture of Advisor on the Company’s website, marketing and advertising materials. The Company may disclose Advisor’s name, bio and compensation in any regulatory filing as required or as it sees fit without Advisor’s consent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the Effective Date.

Company:	Advisor:

Signature:	Signature:

Name:	Name:

Title:	Title:
(if applicable)

Address:	Address:

Advisor shall serve on the:

Environmental Sustainability Advisory Board

Exhibit A to Advisory Board Agreement

Services

As a member of the Advisory Board, you shall:

Abide by the Advisory Board Charter for the Advisory Board upon which you serve.

Participate in Advisory Board meetings and/or if requested, Board of Director meetings, attendance may be via zoom or similar videoconferencing.

Be accessible to Company to provide guidance on Advisor’s area of expertise and strategy issues on an as-needed basis.

Report any conflict of interest that may arise during any normal course of business conducted within the Company’s business relationships or regulatory compliance.

Assist the Company with any of its compliance requirements with all FINRA and any other applicable Self-Regulatory Entities (SROs), Federal Agencies (EPA, FDA, DOJ, etc.) as requested and as it pertains to the Services.

Compensation

150 shares of restricted common stock of American Clean Resources Group, Inc. (the “Shares”) paid quarterly. Advisory Board member must be in good standing and actively serving at calendar quarter end to qualify for share issuance. Advisor agrees such Shares are subject to restrictions on sale, including but not limited to, federal and state securities laws, lock-up and/or leak-out provisions as directed by the Company.

Advisory hereby agrees not to purchase or sell the Company’s stock or any equity instrument related to the Company’s stock “on the basis of,” as such term is defined in Rule 10b5-1 of the Securities and Exchange Act of 1934, any material nonpublic information.

Advisor acknowledges that the Shares are restricted and cannot be resold until they are registered or qualify for an exemption from registration.

Advisor is directed to speak with an attorney practicing in securities law regarding all potential restrictions and requirements for sale of such Shares.